Exhibit 10.8

                           RESTATED LICENSE AGREEMENT

      LICENSE AGREEMENT made this 30th day of June, 2004 between OVATION PRODUCTS CORPORATION, a Delaware Corporation with principal offices at 6 Southgate Drive, Nashua, NH 03062 (hereinafter "Ovation") and WMS FAMILY I LLC, a Delaware limited liability company with principal offices at 285 Commandant's Way, Chelsea, Massachusetts 02150 (hereinafter "WMS").

      WHEREAS, on August 21, 1997 the predecessors in interest of each of Ovation and WMS entered into a license agreement and a "Rider to License Agreement" for the manufacturing and selling of a countertop and undercounter distiller to be used for purified water in the home within the "Territory" as defined therein (collectively the "1997 License"); and

      WHEREAS, the parties now wish to amend and restate the 1997 License;

      NOW, THEREFORE, the parties have agreed as follows:

1.    DEFINITIONS: For purposes of this Agreement:

      "Breadboard Prototype" shall mean a working engineering prototype of the Product, not yet designed for consumer packaging, but with components of appropriate size for the Products laid out as a unit producing the number of gallons of distilled water per hour specified for the Products at the electric consumption specified for the Products.

      "Commencement Date" shall have the meaning given that term in Section 13 hereof;

      "CSA" means Canadian Standards Association;

      "Exclusive Territory" means the residential market in the United States, Canada and Mexico;

      "Marketable Products" means Products that can be readily manufactured for a price of $75.00 (USD) or less, FOB Boston, in quantity sufficient (but not excessive) to allow Sales permitting WMS to reach the royalty minimums set forth herein;

      "Non-exclusive Territory" means all markets in the entire world except for the Exclusive Territory;

      "Patent Countries" shall mean the United States, Canada, Mexico, Peoples Republic of China, India and each country from time to time granting Ovation patent (or similar) protection to the Proprietary Rights

      "Products" means countertop and undercounter or other "point of use" distillers designed for residential use capable of purifying approximately 3 gallons per hour or less of water with electricity operating cost targeted at four cents per gallon;

      "Proprietary Rights" means any patent or patent application relating to the Product or to any Ovation technology and any trademark of Ovation;

      "Sales" (and if singular, "Sale") shall have the meaning given that term in Section 8.A. hereof;

      "Specifications" means those technical details that Ovation reasonably identifies to WMS as being necessary or useful to the efficient manufacture or operation of the Products, and/or necessary for the success of any planned patent application related to the technology and design of the Products;


                           Restated License Agreement
                                  Page 1 of 10

      "Technical Information" means all technical information, including drawings, Specifications, patents, patent applications, information relating to research and development, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, compositions, works, concepts, designs, ideas, prototypes, models, samples, screens, molds and dies from time to time in Ovation's possession or control related to the Products;

      "Territory" means the Exclusive Territory and the Non-exclusive Territory; and

      "Triggering License" shall mean any license or assignment of rights of any kind pursuant to which Ovation may from time to time grant licenses of certain technology, expertise, patents, trade secrets or other intellectual property rights to third parties or to joint ventures in which it participates.

      "UL" means Underwriter Laboratories, Inc.

2. LICENSE FOR SALE AND MANUFACTURE OF THE PRODUCT: WMS is granted the right and license to manufacture, have manufactured, use, market, distribute and/or sell and sub-license the sale, distribution and manufacture of the Products in the Territory, such rights to be exclusive in the Exclusive Territory. WMS represents that it has the knowledge and expertise necessary to manufacture the Products described herein.

3. TERRITORY: Ovation hereby agrees that neither it, nor any other person will appoint any other distributor or agent to engage in the sale or distribution of the Products to customers in the Exclusive Territory, nor will any of such persons solicit or approach any person within the Exclusive Territory for any purpose related to the sale, purchase, use, or distribution of the Products, including, but not limited to, soliciting orders of the Products, for its own account or for the account of any party other than WMS during the term of this Agreement. Ovation shall protect WMS's rights in the Exclusive Territory by prohibiting any other licensee from exporting from any country outside the Exclusive Territory into the Exclusive Territory. Ovation shall also refrain from making direct or indirect sales into the Exclusive Territory.

4.1. INFORMATION AND START-UP OF MANUFACTURE:

      A. Ovation will use its best efforts, within the context of its financing, to finalize and develop the technology using its most current technology to allow WMS to initiate manufacturing engineering and testing of Marketable Products. Ovation will use its best efforts, within the context of its financing, to deliver to WMS, as soon as reasonably possible, a Breadboard Prototype and a proposed first draft of engineering drawings for a pre-production unit sufficient to obtain a manufacturing quote and (with life-testing) obtain UL and CSA approval.

      B. Ovation will supply to WMS copies of all Technical Information promptly upon execution hereof. Ovation hereby represents and warrants to WMS that it owns all right, title and interest in and to the Technical Information and the innovative technology being developed by it, and that immediately upon the filing of any application for a patent or patents thereon, it shall have full right, title and interest, free of any claims from the inventors or any third parties, to grant, and will grant, WMS a security interest in each and every such patent application and the resulting patent pursuant to that certain Security Agreement dated August 21, 1997 between the parties or their predecessors in interest. Ovation represents and warrants that any Technical Information supplied hereunder is free and clear of all liens, encumbrances and claims to title and does not infringe on the rights, title or interests of any third party. In the event that any third party makes a claim that WMS's manufacture, use, or sale of any Products or, access or use of the Technical Information supplied hereunder, infringes upon its rights, Ovation shall indemnify and defend WMS as provided in paragraph 9.


                           Restated License Agreement
                                  Page 2 of 10

      C. WMS further represents that it if it elects to complete the design as provided below in Section 4.2, it shall make every good faith effort adequate to complete the design of the Products (including "life testing"), and if it elects to await Ovation's completion of the design, Specifications, etc., but to manufacture or contract for the manufacture of the Products as provided below, it shall make every good faith effort adequate to manufacture such Products in accordance with the
      Specifications when Ovation has developed and delivered to WMS the Breadboard Prototype and a proposed first draft of engineering drawings for a pre-production unit.

      D. Notwithstanding anything to the contrary herein contained, WMS may submit proposed alterations to the Specifications for the purpose of improving the technology, marketability, efficiency or consumer appeal of the Product. Ovation shall review such modifications within 20 business days (and such alterations shall become a part of the "Specifications" from and after the 20th business day) unless such modifications (i) infringe on proprietary rights of a third party; or (ii) are reasonably deemed by Ovation to increasing the danger to users of the Products (which objection shall be moot if the Product as altered receives the approval of
      UL).

      E. The Technical Information shall, at all times, remain the property of Ovation and shall be returned by WMS to Ovation immediately after the termination or the expiration date of this Agreement.

      F. In the development and transfer of the prototypes, drawings, Specifications and Technical Information to WMS, Ovation shall use its best efforts to enable WMS to manufacture Marketable Products. WMS guarantees Ovation it will manufacture the Products to the Specifications as modified pursuant to Paragraph D of this Section 4.1 (within reasonable commercial tolerances) if the Products are Marketable Products at the Specifications.

      G. From time to time at reasonable times, Ovation shall allow personnel of WMS to visit the plant and facilities of Ovation and its affiliated companies for the purpose of obtaining the assistance of its and their personnel in explaining the practices and expertise of Ovation in the development and testing of the Products; and render such other assistance to WMS as may reasonably be necessary or advisable.

4.2. DEVELOPMENT BY WMS.

      A. At any time WMS may commence development of the Breadboard Prototype and manufacturing engineering drawings of the Products upon notice to Ovation that it wishes to do so. If WMS determines to commence development of the Breadboard Prototype and drawings as provided herein, Ovation will provide all available Technical Information and other documents to WMS as he or it may reasonably anticipate are useful to speed the development of the prototype, and Ovation will further use its best efforts, within the context of its financing, to provide such engineering assistance to WMS as he or it may reasonably anticipate are useful to speed the development of the prototype and drawings. Upon such notification by WMS, Ovation will no longer be required to deliver the prototypes and drawings described in
      Section 4.1.A. or obtain UL and CSA approval. Upon such event, any reasonable verified expenses incurred by WMS for the development of Ovation technology for the prototype and drawings (excluding mass production tooling) and/or the costs for testing reasonably related to, and obtaining, UL and/or CSA approvals (if WMS shall elect, in the exercise of its sole discretion, to pursue such approvals), at WMS' option, shall be either (i) credited against amounts otherwise due to Ovation from WMS hereunder regardless of when such amounts shall come due; or (ii) paid by Ovation's issuance to WMS of that number of shares of Ovation Common Stock as such amount would purchase at the then most recent market price per share for such Common Stock, as determined in a reasonable manner in good faith based on then recent sales of Ovation's securities. Any patent technology, know how, proprietary process or other improvements to the Ovation's technology or the manufacture of the Products resulting from WMS' or its designee's efforts in developing the


                           Restated License Agreement
                                  Page 3 of 10
      technology for the manufacture will be made available to Ovations for its use free of charge or license fee.

      B. In all events, if WMS shall so choose at any time to purchase materials, parts or the Products from Ovation, it may do so (provided that Ovation is in the business of selling the same) on the price and payment terms set forth in that certain Distribution Agreement between the parties dated August 21, 1997, as amended. This provision shall survive the breach or other termination of this License, and shall continue until the expiration of the Distribution Agreement.

      C. In all events, if WMS shall so choose at any time to purchase engineering services, materials, parts or the Products from Ovation which are not covered in the Distribution Agreement or other agreements, then Ovation and WMS will negotiate in good faith to reach agreement for the purchase of such services, materials, parts or Products, but in no event shall WMS be obligated to pay a higher hourly charge than the lowest rate charged by Ovation to any other customer or client; provided however that if any such services, materials or parts are related to any application for UL or CSA approval, Ovation shall charge WMS only its direct costs for such services, materials or parts.

5. SUBLICENSES BY WMS. Except as otherwise specifically provided in Section 15 hereof, WMS shall have the right to sub-license any and all of its rights hereunder to any party, subject only to Ovation right to review and approve the sub-licensee, such approval not to be unreasonably withheld, delayed or conditioned, provided further that the royalties due hereunder with respect to any sales by any such sub-licensees shall be based upon the Sales (as that term is defined in Section 8 hereof) by the sub-licensee as though such sales were made directly by WMS.

6. WARRANTY.

      A. WMS shall accept and assume liability for any and all warranty claims for the Products based upon quality, workmanship and all design or manufacturing decisions reflecting specifications not developed or approved by Ovation (or deemed approved pursuant to Section 4.1.C. hereof). WMS shall extend in writing to each customer the standard warranty remedy of repair or replacement of any Product deemed by WMS to be defective.

      B. Ovation shall be liable for any and all warranty claims based upon the design of the Products and specifications developed or approved by Ovation (or deemed approved pursuant to Section 4.1.C. hereof). WMS shall, in the event of such a claim, immediately provide notice of such claim to Ovation and Ovation shall negotiate such claim directly with said customer.

      C. Ovation warrants that the design and manufacture of the Products does not infringe upon the rights, title or interests of any third party.

7. PROMOTION AND SALE.

      A. All the advertising and promotional costs, such as brochures, leaflets, exhibition participation and documentation referring to the Products to be utilized in the Territory, will be borne by WMS.

      B. For advertising and promotional materials to be utilized in common by both WMS and Ovation, the parties shall agree, in advance, upon the method of apportionment.

      C. The parties hereto shall try to mutually keep the other party informed of happenings in their respective markets for the Products; including the major events, technical and scientific questions raised by customers and the position of competitors.


                           Restated License Agreement
                                  Page 4 of 10

8. ROYALTIES.

      A. For purposes of this ARTICLE 8 AND ARTICLE 11:

            (i) "Sales" shall mean all revenues received by WMS or any licensee on account of sales of the Products, net of credits and returns granted to customers, customs duties, sales taxes, shipping and transportation (if invoiced separately) and value-added taxes (if any) applicable to the Products. A Product will be considered sold and includable in the calculation of the quarterly royalty payment due to Ovation upon WMS's (or any sub-licensee's) receipt of full payment from the party purchasing the Products.

            (ii) A "year'  shall be the twelve month  period  commencing  on the
      first  day  of  the  month  following  the  Commencement   Date  and  each
      anniversary thereof:

      B. As a condition of maintaining the exclusivity of this License, WMS agrees to pay and shall make minimum royalty payments within 45 days of the end of each calendar quarter of:

            1.  Six  percent   (6%)  of  the  first   twenty   million   dollars
      ($20,000,000.00) of Sales by WMS per year.

            2. Five percent (5%) for twenty million one dollars ($20,000,001.00) to seventy million dollars ($70,000,000) of Sales inclusive by WMS per year.

            3. Four percent (4%) of all Sales over seventy million dollars ($70,000,000.00) of sales by WMS per year.

      C. In any event, as a condition of maintaining the exclusivity of this License in the Exclusive Territory , WMS must pay to Ovation minimum royalties of no less than:

            (1) fifty thousand dollars ($50,000.00) for the first year of the production and distribution of Products by WMS;

            (2) seventy-five thousand dollars ($75,000.00) for the second year of the production and distribution of Products by WMS;

            (3) one hundred thousand dollars ($100,000.00) for the third year of the production and distribution of Products by WMS; and

      (4) an amount equal to an increase of $25,000 per year for each year subsequent to the royalty payable in the third year (to a maximum of $200,000 per year).

      In the event that WMS fails to pay the minimum royalties set forth in clauses 1, 2, 3 and 4 above within 45 days of the end of each year period, Ovation will have the option, exercisable during the ninety (90) day period following the completion of the year with respect to which such failure occurred, to convert the exclusive license agreement to a non-exclusive agreement effective ninety (90) days following WMS receipt of written notice thereof from Ovation.

      G. Notwithstanding anything to the contrary contained in ARTICLE 6.B OR THIS ARTICLE 8, the schedule for payment of Royalties shall be such that each quarterly payment (if any) shall be due within 45 days of the close of each calendar quarter commencing with the Commencement Date.

      H. If WMS fails to make payments due on a timely basis (within  forty-five
      (45) days following the end of any quarterly period) more than two times per year or fails to make a payment within 45


                           Restated License Agreement
                                  Page 5 of 10
      days of written notice by Ovation of failure to pay, whether acting under an exclusive or a non-exclusive licensing agreement pursuant hereto, Ovation will have the right to terminate the License, exercisable during the sixty (60) day period following the second such failure or such written notice; provided however that it shall NOT be deemed a failure to make payment hereunder if WMS tenders such payments as are materially consistent with its quarterly reports, notwithstanding subsequent adjustments and payments are thereafter made pursuant to Section 11 hereof. Such termination shall be effective ninety (90) days following WMS receipt of written notice of such termination from Ovation.

9. INDEMNIFICATION.

      A. During the Term of the Agreement and for two years following the termination of the Agreement, WMS shall not dispute or challenge in any way the validity of any of Ovation's Proprietary Rights.

      B. WMS shall immediately notify Ovation of any infringement within the Territory of the Proprietary Rights or of any case of unfair or illegal competition that comes to WMS's knowledge. Ovation shall take the necessary measures to protect the Proprietary Rights in the Patent Countries. WMS shall assist and cooperate with Ovation if such measures are taken by Ovation. The entire cost of such action shall be borne exclusively by Ovation. If Ovation does not pursue such action, or if WMS does not receive notice that Ovation will do so within 30 days of its learning of the possible infringement, then WMS only recourse shall be the right to proceed against the infringers at its own expense in Ovation's name, in which event it shall be entitled to collect and retain all damages awarded to it or Ovation in such action.

      C. Ovation and WMS agree that during the Term of this Agreement, WMS may request that Ovation take such steps as are appropriate to obtain patent protection in any country or political subdivision in the Territory in which WMS has a plan to sell the Products. If Ovation, in its sole discretion, shall agree within 60 days to prosecute such a patent application, WMS shall assist Ovation in making such applications, at Ovation's cost, to the extent that such participation or assistance is necessary or desirable. If Ovation shall not agree to prosecute the requested patent, WMS may do so at its own expense, and Ovation shall assist WMS in making such applications, to the extent that such participation or assistance is necessary or desirable. If WMS shall bear the costs of any such efforts, WMS shall receive a credit for all expenses reasonably incurred in the prosecution and defense of the patent and any Proprietary Rights against Royalties to due or to become due to Ovation hereunder arising from Sales in the country(s) or political subdivision(s) in which such prosecution or defense is effective.

      D. Ovation will defend at its own expense, indemnify and hold harmless WMS and its officers and agents, from and against all liability of any kind, including damages, costs and expenses (including reasonable attorneys' fees and accountants' fees) incurred with respect to any suits or claims made or instituted against it or WMS by any third person claiming that the Proprietary Rights used in the Products in the Patent Countries constitutes an infringement of patent rights or other intellectual property rights held by such third person, or alleging or claiming that personal or financial injury has been suffered due to the design of the Products (unless directly attributable to WMS' failure to manufacture the Products in accordance with the design or specifications developed or approved by Ovation), upon notice thereof from WMS. WMS may appoint its own legal counsel to represent its interest in said suit at its own expense, but such appointment shall not diminish the obligations of Ovation.

10. APPROVALS OF OVATION'S PRODUCTS IN THE TERRITORY. All the various tests, reports, applications and administrative works necessary to be conducted for obtaining the registration and approval of the Products in all or any portion of the Territory, including full UL and CSA, or other equivalent, approval, may be performed and paid for by either party, and each shall permit the other to rely on such approvals to the extent permitted by the issuing agency, PROVIDED HOWEVER that if WMS shall obtain such approvals, then WMS shall be entitled to and may take a credit for all costs reasonably


                           Restated License Agreement
                                  Page 6 of 10
incurred in such process against any royalties then or later due Ovation hereunder for Sales in the country or territories in which such approval is effective. Ovation shall deliver to WMS, and WMS shall have the right to use, all updated technology developed for any purpose by Ovation after initial delivery of design and Specifications for the Products.

11. BOOKKEEPING; AUDITS

      A. WMS shall maintain, on a current basis, customary business records showing the manufacture and Sale of any Product. In any event, such records shall be in sufficient detail to enable Ovation to verify the calculation and payment of the Royalties. For purposes of this paragraph A, "sufficient detail" shall mean that such records shall at a minimum contain the number of units of Product sold (whether by WMS, its Affiliates or any sub-licensee), and the resulting Sales. WMS shall maintain such records for two (2) years following the sales of any Product or the termination of the License.

      B. During the License and for a period of two (2) years thereafter, WMS agrees to permit Ovation's qualified representatives to have access no more often than semi-annually (twice per year) each calendar year during WMS's ordinary business hours to examine such records as are required to be maintained by WMS, and to make extracts and copies thereof, for such period of time as may be necessary, in the opinion of such representative, to determine the correctness of any report or payment made under this Agreement; provided, however, that in the event of a termination of the License, Ovation's right to audit WMS's records shall terminate two (2) years after such termination date. If the audit reveals a discrepancy in Ovation's favor of five percent (5 %) or more, then the costs incurred by Ovation in making such inspection shall be paid by WMS. Such accountant shall maintain in confidence, and shall not disclose to Ovation, any information concerning WMS or its operations or properties other than information directly relating to the correctness of such reports and payments. Information concerning WMS and its operations received by Ovations from such audits shall be considered the confidential and proprietary information of WMS, use and disclosure of which are strictly prohibited except for the express purposes set forth in this Article 11 and in connection with any litigation between the parties with respect to this Agreement.

12. CONFIDENTIALITY.

      A. Both parties undertake to maintain the confidentiality with regard to all procedures, manipulations and know-how in connection with the manufacturing procedures of the Products, except and until such processes are disclosed as part of any patent applications.

      B. No part or whole of the technology and know-how acquired in the execution of the work under this Agreement shall be subject to sale, export or transfer by any means by WMS except as otherwise provided herein.

      C. The parties further agree to keep secret any procedures,  manipulations
      and   technical   know-how   they  might   acquire   during  their  mutual
      collaboration.

      D. WMS will not have the know-how and manufacturing procedures which are covered by the present Agreement transferred to any third party, except as defined hereinbelow in Paragraph 12E or as otherwise provided herein.

      E. WMS may from time to time enter into one or more sub-licenses of the rights granted hereunder, and/or contract with assemblers and manufacturers to have the Products manufactured, provided that in each such case WMS shall make good faith efforts to ensure that any such third party agrees to maintain the information conveyed hereunder in accordance with the provisions of this Agreement. WMS will not enter into any sublicense or contract that will reduce payments that otherwise would be payable to Ovation if WMS had directly made the sale of Products.


                           Restated License Agreement
                                  Page 7 of 10

13. DURATION. The initial term of this License during which WMS may sell the Products hereunder, shall be for a period extending for five (5) years commencing on the first day of the month immediately following the date that WMS commences shipments of production (not prototype) Products (such time being the "Commencement Date"). This Agreement shall be effective immediately upon signing, but WMS shall have no right or obligation to sell the Products prior to the Commencement Date.

14. TERMINATION.

      A. The term of this Agreement shall be for an initial five (5) year term, and continue from year to year thereafter, unless earlier terminated by Ovation on six months written notice to WMS due to WMS' material breach or failure to comply with any material provision hereof, which breach or failure continues for a period of thirty (30) days after WMS' receipt from Ovation of written notice specifying such failure or breach, unless WMS is diligently proceeding to cure the same and continues to do so to completion of the cure; or by WMS on six (6) months written notice to Ovation at any time after this License has become non-exclusive in the Exclusive Territory in accordance with its terms. The termination of this Agreement shall not terminate any obligation to pay royalty payments if such obligation was incurred prior to the effective date of such termination.

      B. Prior to December 31, 2005, WMS may terminate this Agreement on 30 day prior written notice, and upon such termination, Ovation will issue WMS a five-year warrant to purchase 30,000 shares of Ovation common stock at an exercise price of $5.00 per share.

      C. Upon the Termination of this Agreement, for whatever cause, WMS shall immediately turn over to Ovation all blueprints, manufacturing documents and drawings concerning the Products, upon completion of the manufacture of all Products. Provided that the Products then conform to the Specifications, or Ovation has approved all deviations as herein provided, Ovation will be responsible for all technical support and warranty repairs in the Territory after the effective date of any such termination. Notwithstanding anything to the contrary contained in this License explicitly or implicitly to the contrary, upon the expiration or termination hereof for any reason, WMS may sell off existing inventories of Products on a non-exclusive basis, for a period of one hundred eighty
      (180) days, and thereafter unless Ovation shall elect to purchase all remaining Products at WMS' cost, in all cases subject to all the other terms and conditions hereof.

      D. Termination of this Agreement shall constitute the automatic assignment of all continuing sublicense agreements entered into by WMS under the terms of this Agreement to Ovation as direct licensor.

15. TRIGGERING LICENSES. Upon each occasion that a Triggering License is executed, Ovation shall be deemed to have offered a license to WMS (the "WMS License") upon terms identical to the Triggering License except that:

      (i) WMS shall have the right and option, but not the obligation, to elect to sub-contract the manufacture and/or development of any and all tangible items pursuant to the WMS License, and may grant a full sub-license only to those entities which WMS or its successors or assigns (i) hold a partnership interest or (ii) directly or indirectly control, are controlled by, or are under common control with, in lieu of all provisions relating to sub-license rights under the Triggering License; and

      (ii) WMS shall be obligated to make all royalty and other payments due with respect to sales of any products, but shall not be obligated to pay any engineering or other reimbursement costs due under the Triggering License. Any and all advances against payments due from WMS


                           Restated License Agreement
                                  Page 8 of 10
            hereunder may, at WMS' option, be amortized over the longer of three years or the period set forth in the Triggering License.

Promptly upon execution of any Triggering License, Ovation shall deliver to WMS a certified copy thereof, and all intellectual property and all patent, patent applications, studies, prototypes, mock-ups, drawings and similar materials, whether tangible or intangible, to be provided under the Triggering License or previously provided to the licensee under the Triggering License or any affiliate thereof (the "Deliverables"). In each case, WMS shall have the right to examine and test the Deliverables, and the option, but not the obligation, to accept such license. This provision is intended to allow WMS full access to all Ovation's technology, and to allow WMS or his licensees to sell all tangible products based on Ovation technology made available to any party during the term hereof; in all instances Ovation will execute and deliver to WMS such further documents, instruments, assignments and other writings, and will do such further acts, as WMS shall reasonably request to preserve and protect the rights intended to be granted hereunder and to carry out to its satisfaction the transactions contemplated by this Agreement.

16. ENTIRE AGREEMENT AND AMENDMENT. The terms and conditions herein contained constitute the entire Agreement between the parties and amends the 1997 License in its entirety and all previous communications, whether oral or written, between the parties hereto with respect to the subject matters hereof. All references to the 1997 License in any other document executed between the parties or their predecessors in interest shall hereinafter be deemed to be references to this agreement). This Agreement shall not be altered, modified or supplemented except with the prior written approval of the parties hereto.

17. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their successors and assigns, and any successor to all or substantially all of its assets or business to which this Agreement relates; provided, however, that no assignment shall relieve the assigning party of its obligations hereunder

18. NOTICES. All notices, requests, demands and other communications under this Agreement or in connection therewith, shall be given to or made upon the respective parties hereto as follows:

      If to Ovation: to:         Ovation Products Corporation
                                 6 Southgate Drive
                                 Nashua, NH 03062; and

               With a copy to:   _____________________
                                 _____________________
                                 _____________________
                                 _____________________

      If to WMS, to:             Wilfred M. Sherman
                                 WMS Family I LLC
                                 285 Commandant's Way
                                 Chelsea, Massachusetts 02150

               With a copy to:   John F. Bradley II, Esq.
                                 Donovan Hatem LLP
                                 Two Seaport Lane
                                 Boston, MA 02110

or such other addresses as any of the parties hereto may specify by notice to the other in writing. All notices and other communications required in the performance of this Agreement shall be deemed fully informed and valid if made in writing by registered mail.


                           Restated License Agreement
                                  Page 9 of 10

19. APPLICABLE LAW AND JURISDICTION. This Agreement is subject to the laws of the State of New Hampshire and any litigation resulting from its interpretation or execution shall be submitted to the competent courts of said State of New Hampshire.

20. INDEPENDENT CONTRACTORS. The relationship of WMS to Ovation shall be that of independent contractors, and neither the making nor performance of this Agreement shall be construed in any manner as establishing a joint venture or partnership or the like. Neither WMS or Ovation, nor the employees or either are the legal representatives of the other for any purpose and have no power or authority to represent, act for, bind or commit the other.

21. ADVICE OF COUNSEL. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the ____ day of June, 2004, each by its duly authorized representative.

Ovation Products Corporation                     WMS Family I LLC


By:    /s/ William E. Lockwood                   By:    /s/ Wilfred M. Sherman
    ---------------------------                      ---------------------------
    Name:  William E. Lockwood                       Name:  Wilfred M. Sherman
    Title: President and COO                         Title: Manager


                           Restated License Agreement
                                  Page 10 of 10